NEWS RELEASE

April 22, 2003

Trading Symbol: TSX: RNG

RIO NARCEA REPORTS 2002 FINANCIAL RESULTS

(All figures are reported in U.S. dollars except otherwise indicated)

Toronto – Rio Narcea Gold Mines, Ltd. ("Rio Narcea") is pleased to report the financial results of the Company for the year ended December 31, 2002.

Highlights for the year include:

•

Record gold production of 177,225 ounces, up 42% from the previous year

•

Reduction in cash operating cost to $143 per ounce

•

Net earnings of $9.7 million or $0.13 per share

•

Operating cash flow of $14.1 million

•

Reduction of $11 million in debt

•

Special warrant financing of CDN $7.2 million in March 2002

•

Significant reduction of hedge book

In 2002, the Company’s gold operations delivered record production and cash flow resulting in a profitable year for Rio Narcea. On the nickel side, the Company achieved key milestones in advancing the development of the Aguablanca project towards production by completing a positive bankable feasibility study, signing a mandate for project financing and concluding an off-take agreement for the sale of its nickel concentrates. With an improved balance sheet and a positive market outlook for both gold and nickel, Rio Narcea is well positioned to provide significant benefits to its shareholders.

Financial Highlights

For the fiscal year ended December 31, 2002, Rio Narcea generated a profit of $9,697,500 ($0.13 per share) compared to a net loss of $3,714,500 ($0.06 per share) in 2001. Revenues for 2002 increased by 63% to $55,506,300 compared to $33,956,000 in 2001. Cash flow from operating activities totaled $14,138,300 in 2002 compared to negative $916,900 in 2001. Before changes in working capital, operating cash flow improved to $20,811,300 in 2002 compared to negative $884,400 in 2001, reflecting the increase in gold production to a record of 177,225 ounces and reduced production costs from gold operations. As of December 31, 2002, the Company had $7,736,500 in cash and cash equivalents, and long-term debt obligations of $13,592,800.

The average realized gold price, including the gold and foreign exchange cash hedging effect, increased to $307 per ounce in 2002 from $263 per ounce in 2001 as a result of the combined impact of a higher average spot price and a smaller loss from the foreign exchange hedging. The average spot price in 2002 was $310 per ounce versus $271 per ounce in 2001.

In the fourth quarter, Rio Narcea reported earnings of $2,669,800 ($0.03 per share), compared to a loss of $2,167,300 ($0.03 per share), in the same period in 2001. Revenues were $15,225,800 compared to $9,890,300 in the fourth quarter of 2001. Cash flow from operations for the quarter was $5,028,000 compared to negative $346,600 in the same period last year. This increase for the fourth quarter of 2002 is attributable to higher gold production and reduced production costs.

Financial Highlights
	Three Months Ended Dec. 31		Twelve Months Ended Dec. 31
($000 except where stated)	2002	2001	2002	2001
Financial Results
Revenue	15,226	9,890	55,506	33,956
Net income (loss)	2,670	(2,167)	9,698	(3,715)
Cash flow from operations	5,028	(347)	14,138	(917)
Net income (loss) per share	0.03	(0.03)	0.13	(0.06)
Weighted average shares outstanding – basic (million)	81.6	65.0	72.2	65.0

	December 31, 2002	September 30, 2002	December 31, 2001
Financial Position
Cash and cash equivalents	7,737	6,740	1,805
Working capital	9,069	2,306	(9,995)
Total assets	84,888	82,339	75,721
Long-term debt	13,593	16,023	19,228

Subsequent to the end of 2002, on February 6, 2003, the Company further strengthened its financial position by completing, through a syndicate of underwriters, an equity financing of 12 million special warrants at a price of CDN$2.25 per special warrant for gross proceeds of CDN$27 million (US$17.7 million). Each special warrant entitled the holder to acquire, without further payment and until June 7, 2003, one common share of the Company. The net proceeds will be used to fund the equity portion of the construction of the Aguablanca project, pay down corporate debt and for general working capital purposes. A receipt for the final prospectus was received on March 7, 2003 and the special warrants were exercised into common shares of the Company on March 14, 2003.

Additionally, in January 2003, Rio Narcea prepaid $2,562,500 of debt outstanding under its credit agreement with Deutsche Bank. In consideration of this prepayment, Deutsche Bank has agreed to allow Rio Narcea to use cash flow from its El Valle and Carlés gold operations, up to and including October 31, 2003, to finance the development of Rio Narcea's Aguablanca mine as well as its other projects.

In February 2003, the Company further reduced its hedge book by purchasing €405 per ounce gold calls representing 82,736 ounces. After the transaction there remains only €405 per ounce written calls on 111,418 ounces of gold without matching purchased calls.  There is also a small forward sales contract (13,647 ounces through 2006 at US$301 per ounce).

Production Highlights

The El Valle operation achieved record gold production of 177,225 ounces at a cash cost of $143 per ounce. These excellent operating results were attributable to higher grade production from the Charnela zone of the El Valle pit and improved performance at the El Valle mill. The mill processed 753,411 tonnes at an average head grade of 7.75 g/t. Recoveries improved to 94.4% compared to 91.2% in 2001. Approximately 97,000 tonnes of ore from the Carlés grading 4.65 g/t gold and 0.77% copper were transported to the El Valle plant.

For the fourth quarter, gold production reached 42,405 ounces at a cash cost of $143 per ounce compared to 34,543 ounces at $166 per ounce for the corresponding period in 2001.

Operating Results	Twelve Months Ended Dec. 31,
	2002	2001
Operating Data
Gold production (ounces)	177,225	124,363
Plant throughput (tonnes)	753,411	649,142
Head grade (g/t)	7.8	6.5
Recovery (%)	94.4	91.2

Gold Production Costs (US$/oz)
Cash operating costs	143	219
Depreciation and amortization	52	41
Reclamation and stripping costs	30	(25)
Total production costs	225	235

Note: Cash operating costs include deferred stripping and other mining expenses, plant expenses, smelting, refining and transportation, sale of by-products, net of non-cash reclamation and stripping costs.

Development and Exploration

During 2002, development and exploration activities centered on the planned transition from open pit mining to underground production at the Company’s gold operations. The Company focused mainly on reserve definition drilling below the mined out Boinas East pit in order to complete a feasibility study by mid-2003.

The feasibility study for the development of the Corcoesto gold project is scheduled to be finalized by mid-2003. The feasibility study includes a 10,000-metre infill drilling program, currently in progress, to upgrade the existing mineral resources to mineral reserves. Minimal development is required to bring the project to production by early 2004.

The Company made significant strides in 2002 towards the development of the Aguablanca nickel sulfide project. Rio Narcea successfully completed a bankable feasibility study, signed a mandate for project financing, concluded an off-take agreement, and tendered major project contracts in just over a year. A lump sum turnkey contract for the plant construction will be awarded immediately after receiving final mining permits, which are expected soon. Construction is anticipated to be completed by the first quarter of 2004. Based on the conservative assumptions of the feasibility study, Aguablanca is anticipated to produce annually approximately 18 million pounds of nickel, 11 million pounds of copper and 20,000 ounces of PGM.

Outlook

Rio Narcea expects to produce more than 155,000 ounces of gold at a cash cost of $135 per ounce in 2003, which includes processing approximately 150,000 tonnes of ore from the Carlés Mine. The Company anticipates strong cash flows from operations, which will further strengthen the financial position of the Company.

There are no major capital expenditures budgeted at the El Valle operation during 2003 other than the continuation of the underground development below the mined out Boinas East pit and expansion of the tailings facilities. Rio Narcea's gold exploration efforts will continue to focus on reserve replacement and resource conversion at the El Valle operation, completion of the Corcoesto feasibility study and evaluation of the Lugo property (Rio Narcea earning a 70% interest). The Company has budgeted a $4.4 million gold exploration program for 2003.

Construction of the Aguablanca nickel mine will commence immediately after closing the project loan facility and receiving final mining permits. Capital expenditures for Aguablanca are estimated at $62.5 million in 2003. The project remains on target for commissioning at the end of the first quarter of 2004.  Rio Narcea also plans to spend approximately $3 million in nickel exploration on its large land holdings in the region.

Conference Call

The Company will host a conference call on April 23, 2003 at 11:00 A.M. E.T. to discuss its year-end results and provide an update on exploration and development. In order to join the conference call, please call (416) 640-4127 or 1-800-814-4861. The conference call will be broadcast live and recorded on the web at newswire.ca/webcast. In order to access this service, you will need to have Windows Media Player installed on your computer. Please visit newswire.ca in advance of the call for instructions on how to download the software free. Replay of the call is available until May 23 by dialing (416) 640-1917 or 1-877-289-8525 and entering code 248733#.

Rio Narcea is a growing mineral resource company with operations, development projects and exploration activities in Spain and Portugal. The Company is producing gold at its 100%-owned El Valle and Carlés mines, proceeding with a feasibility study at its Corcoesto gold project, rapidly advancing the development of its Aguablanca nickel-copper-PGM deposit, and exploring for gold and nickel on its large land holdings on the Iberian Peninsula.

For further information contact:

Alberto Lavandeira President and CEO Tel: (34) 98 583 1500 Fax: (34) 98 583 2159	Laurie Gaborit Manager, Investor Relations Tel: (416) 686 0386 Fax: (416) 686 6326

gold@rionarcea.com

www.rionarcea.com

Forward Looking Statements

Some statements in this press release contain forward looking information. These statements address future events and conditions and, as such, involve inherent risks and uncertainties. Actual results could be significantly different from those projected.

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Rio Narcea Gold Mines, Ltd.

CONSOLIDATED BALANCE SHEETS

(Stated in U.S. dollars)

As at December 31

2002

2001

$

$

ASSETS

Current

Cash and cash equivalents

7,736,500

1,805,100

Restricted cash

287,900

338,500

Inventories

2,315,800

2,033,000

Stockpiled ore

6,290,300

1,810,600

Accounts receivable

Government grants

581,700

1,834,000

V.A.T. and other taxes

2,571,100

2,675,400

Trade receivables

2,562,300

2,691,500

Other current assets

2,413,800

1,489,300

Total current assets

24,759,400

14,677,400

Mineral properties, net

27,712,700

28,881,200

Deferred stripping costs, net

27,804,700

27,859,400

Other assets

5,963,700

4,303,100

86,240,500

75,721,100

LIABILITIES AND SHAREHOLDERS' EQUITY

Current

Short-term bank indebtedness

151,400

4,737,700

Accounts payable and accrued liabilities

11,489,900

12,750,900

Current portion of long-term debt

4,049,200

4,877,000

Current portion of deferred revenue

—

2,307,200

Total current liabilities

15,690,500

24,672,800

Other long-term liabilities

3,965,100

3,304,400

Long-term debt

13,592,800

19,228,000

Total liabilities

33,248,400

47,205,200

Shareholders' equity

Common shares

84,098,400

79,446,300

Stock options

706,800

—

Special warrants

3,913,800

—

Common share purchase options

972,900

2,233,000

Deficit

(29,350,200)

(39,047,700)

Cumulative foreign exchange translation adjustment

(7,349,600)

(14,115,700)

Total shareholders' equity

52,992,100

28,515,900

86,240,500

75,721,100

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Rio Narcea Gold Mines, Ltd.

CONSOLIDATED STATEMENTS OF OPERATIONS AND DEFICIT

(Stated in U.S. dollars)

Years ended December 31

2002

2001

2000

$

$

$

OPERATING REVENUES

Gold sales

55,506,300

33,921,800

24,276,400

Other operating revenues

—

34,200

128,900

55,506,300

33,956,000

24,405,300

OPERATING EXPENSES

Deferred stripping and other mining expenses

(20,566,000)

(13,946,600)

(11,514,600)

Plant expenses

(9,146,500)

(7,995,800)

(8,341,700)

Smelting, refining and transportation

(3,598,900)

(4,719,700)

(4,728,800)

Sale of by-products

2,638,700

2,521,200

2,664,600

Depreciation and amortization expenses

(9,180,500)

(5,142,400)

(3,388,500)

Exploration costs

(2,737,700)

(2,342,900)

(2,575,900)

Administrative and corporate expenses

(3,583,200)

(1,703,500)

(1,957,200)

Other income (expense)

(1,307,400)

(500)

17,400

(47,481,500)

(33,330,200)

(29,824,700)

Operating earnings (loss)

8,024,800

625,800

(5,419,400)

FINANCIAL REVENUES AND EXPENSES

Interest income

102,600

31,200

124,600

Foreign currency exchange gain (loss)

3,810,600

(1,105,500)

663,500

Interest expense and amortization of

  financing fees

(2,240,500)

(3,266,000)

(2,776,200)

1,672,700

(4,340,300)

(1,988,100)

Income (loss) before income tax

9,697,500

(3,714,500)

(7,407,500)

Provision for income tax

—

—

—

Net income (loss)

9,697,500

(3,714,500)

(7,407,500)

Deficit, beginning of year

(39,047,700)

(35,333,200)

(27,925,700)

Deficit, end of year

(29,350,200)

(39,047,700)

(35,333,200)

Net income (loss) per share – basic

0.13

(0.06)

(0.11)

Net income (loss) per share – diluted

0.13

(0.06)

(0.11)

Weighted average common shares

  outstanding – basic

72,249,367

65,018,690

64,846,050

Weighted average common shares

   outstanding – diluted

77,561,447

65,018,690

64,846,050

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Rio Narcea Gold Mines, Ltd.

CONSOLIDATED STATEMENTS OF CASH FLOWS

(Stated in U.S. dollars)

Years ended December 31

2002

2001

2000

$

$

$

OPERATING ACTIVITIES

Net income (loss)

9,697,500

(3,714,500)

(7,407,500)

Add (deduct) items not requiring cash

Depreciation and amortization

9,180,500

5,142,400

3,388,500

Deferred financing fees

517,500

303,600

530,500

Reclamation liability accrual and

    Other long-term liabilities

1,176,900

225,400

191,200

Foreign exchange

(3,295,100)

1,350,200

(155,400)

Accretion of interest on long-term debt

282,900

295,900

—

Non-cash put/call program income

(1,131,600)

(1,171,500)

(337,500)

Options and shares granted

637,000

—

—

Loss on disposal of capital assets

18,200

—

—

Amortization of deferred stripping costs

17,059,500

11,239,700

8,444,600

Deferred stripping expenditures

(12,241,300)

(14,555,600)

(15,335,500)

Proceeds from settlement of put/call program

—

—

5,173,900

Purchase premium of the purchased call options

(1,090,700)

—

(5,173,900)

Changes in components of working capital

Inventories

93,100

474,500

(173,700)

Stockpiled ore

(1,192,900)

(1,314,000)

200

V.A.T. and other taxes

552,000

(690,300)

(840,300)

Trade receivables

129,200

(1,361,400)

1,208,900

Other current assets

(500,900)

129,800

(82,300)

Accounts payable and accrued liabilities

(5,753,500)

2,728,900

2,561,600

Cash provided by (used in) operating activities

14,138,300

(916,900)

(8,006,700)

INVESTING ACTIVITIES

Expenditures on mineral properties

(5,757,500)

(6,372,200)

(5,213,600)

Grant subsidies received from the Spanish

  Government

1,966,700

474,100

3,915,300

Restricted cash

103,500

(32,000)

(321,000)

Long-term deposits and restricted investments

(23,100)

(16,900)

(33,500)

Cash used in investing activities

(3,710,400)

(5,947,000)

(1,652,800)

FINANCING ACTIVITIES

Proceeds from issue of common shares

4,304,700

184,700

2,174,100

Financing fees on issue of common shares

—

(500)

(31,500)

Proceeds from issue of special warrants

4,548,800

—

—

Financing fees on issue of special warrants

(446,900)

—

—

Proceeds from bank loans and other

long-term liabilities

1,401,200

6,258,400

24,025,200

Financing fees on bank loans

(197,700)

(240,800)

(1,394,700)

Repayment of bank loans

(13,706,500)

(188,100)

(18,842,000)

Cash provided by (used in) financing

activities

(4,096,400)

6,013,700

5,931,100

Foreign exchange gain (loss) on cash

held in foreign currency

(400,100)

493,300

184,200

Net increase (decrease) in cash during the year

5,931,400

(356,900)

(3,544,200)

Cash and cash equivalents, beginning of year

1,805,100

2,162,000

5,706,200

Cash and cash equivalents, end of year

7,736,500

1,805,100

2,162,000

Supplemental cash flow information

Interest paid in cash

1,685,900

2,648,200

2,102,000

Income taxes paid in cash

—

—

—

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